Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Catalent, Inc. 2014 Omnibus Incentive Plan and the 2007 PTS Holdings Corp. Stock Incentive Plan of our report dated January 24, 2014, except for Note 16, as to which the date is April 9, 2014 and Note 19B, as to which the date is July 17, 2014, with respect to the consolidated financial statements of Catalent, Inc., included in Amendment No. 5 to its Registration Statement on Form S-1 (No. 333-193542) and related Prospectus of Catalent, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

MetroPark, New Jersey

July 30, 2014